Exhibit 99.1

C O M B I N E D    F I N A N C I A L    S T A T E M E N T S

Morgan Keegan & Company, Inc. and Affiliates

As of December 31, 2011 and 2010, and for Each of

the Three Years in the Period Ended December 31, 2011

With Report of Independent Registered Public Accounting Firm

Morgan Keegan & Company, Inc. and Affiliates

Combined Financial Statements

As of December 31, 2011 and 2010, and for

Each of the Three Years in the Period Ended December 31, 2011

Contents

Report of Independent Registered Public Accounting Firm	1

Audited Combined Financial Statements

Combined Statements of Financial Condition	2
Combined Statements of Operations	3
Combined Statements of Changes in Stockholder’s Equity	4
Combined Statements of Cash Flows	5
Notes to Combined Financial Statements	6

Ernst & Young LLP International Place, Tower 2 Suite 500 6410 Poplar Avenue Memphis, TN 38119 Tel: +1 901 526 1000 Fax: +1 901 577 6342 www.ey.com

Report of Independent Registered Public Accounting Firm

The Board of Directors

Morgan Keegan & Company, Inc. and Affiliates

We have audited the accompanying combined statements of financial condition of Morgan Keegan & Company, Inc. and affiliates (together, the Company) as of December 31, 2011 and 2010, and the related combined statements of operations, changes in stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at December 31, 2011 and 2010, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

April 12, 2012

Morgan Keegan & Company, Inc. and Affiliates

Combined Statements of Financial Condition

	December 31
	2011	2010

Assets	(In Thousands, Except Share Data)

Cash	$156,115	$36,642
Securities segregated for regulatory purposes, at fair value	211,500	153,900
Deposits with clearing organizations and others	77,362	33,425
Receivables from brokers, dealers and clearing organizations	178,891	271,484
Receivables from customers	336,913	399,600
Securities purchased under agreements to resell	198,891	195,495
Securities owned, at fair value	864,522	812,248
Furniture, equipment, and leasehold improvements, less allowances for depreciation and amortization of $62,605 at December 31, 2011 and $49,805 at December 31, 2010	29,331	37,963
Derivatives	487,829	236,041
Goodwill	–	544,608
Other assets	263,822	284,433

Total assets	$2,805,176	$3,005,839

Liabilities and stockholder’s equity
Liabilities:
Short-term borrowings	$28,420	$95,069
Due to affiliate	24,284	59,507
Payables to brokers and dealers and clearing organizations	48,009	45,019
Payables to customers	394,333	323,874
Customer drafts payable	34,786	48,998
Securities sold under agreements to repurchase	252,712	176,964
Securities sold, not yet purchased, at fair value	255,630	173,648
Derivatives	477,005	226,018
Other liabilities	318,463	544,415

Total liabilities	1,833,642	1,693,512

Stockholder’s equity:
Common stock	18,378	18,378
Additional paid-in capital	659,265	559,265
Retained earnings	293,891	734,684

Total stockholder’s equity	971,534	1,312,327

Total liabilities and stockholder’s equity	$2,805,176	$3,005,839

See accompanying notes.

Morgan Keegan & Company, Inc. and Affiliates

Combined Statements of Operations

	Year Ended December 31
	2011	2010	2009

	(In Thousands)
Revenues
Commissions	$223,859	$217,887	$201,823
Principal transactions	365,113	413,102	442,109
Investment banking	221,101	245,797	196,273
Interest	35,716	40,066	62,938
Investment management fees	101,097	88,848	103,265
Other	82,427	66,454	47,643

	1,029,313	1,072,154	1,054,051

Expenses
Compensation	633,774	676,449	621,915
Floor brokerage and clearance	13,924	15,792	13,253
Communications	67,291	62,120	61,448
Travel and promotional	20,512	18,965	18,213
Occupancy and equipment cost	47,519	49,622	46,712
Interest	5,602	6,910	10,023
Taxes, other than income taxes	30,116	29,126	28,220
Loss on goodwill impairment	544,608	–	–
Other operating expenses	116,187	262,523	169,269

	1,479,533	1,121,507	969,053

(Loss) income before income taxes	(450,220)	(49,353)	84,998
Income tax (benefit) expense	(9,427)	26,658	33,824

Net (loss) income	$(440,793)	$(76,011)	$51,174

See accompanying notes.

Morgan Keegan & Company, Inc., and Affiliates

Combined Statements of Changes in Stockholder’s Equity

			Additional
	Common Stock		Paid-in	Retained	Stockholder’s
	Shares	Amount	Capital	Earnings	Equity

	(In Thousands, Except Share Data)

Balance at January 1, 2009	29,404,235	$18,378	$559,233	$759,521	$1,337,132
Net income	–	–	–	51,174	51,174

Balance at December 31, 2009	29,404,235	18,378	559,233	810,695	1,388,306
Capital contribution from Parent	–	–	32	–	32
Net loss	–	–	–	(76,011)	(76,011)

Balance at December 31, 2010	29,404,235	18,378	559,265	734,684	1,312,327
Capital contribution from Parent	–	–	100,000	–	100,000
Net loss	–	–	–	(440,793)	(440,793)

Balance at December 31, 2011	29,404,235	$18,378	$659,265	$293,891	$971,534

See accompanying notes.

Morgan Keegan & Company, Inc. and Affiliates

Combined Statements of Cash Flows

	Year Ended December 31,
	2011	2010	2009

	(In Thousands)
Operating activities
Net (loss) income	$(440,793)	$(76,011)	$51,174
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	18,603	21,835	21,887
Loss on goodwill impairment	544,608	–	–
Deferred income taxes	3,766	(9,756)	32,181

(Increase) decrease in operating assets:
Securities segregated for regulatory purposes, at market	(57,600)	(40,000)	47,000
Deposits with clearing organizations and others	(43,937)	(8,508)	(7,065)
Receivables from brokers and dealers and clearing organizations	92,592	20,411	(99,802)
Receivables from customers	62,688	(1,706)	23,475
Securities purchased under agreements to resell	(3,396)	182,432	(18,706)
Securities owned, at fair value	(52,274)	114,093	(69,955)
Derivative assets	(261,811)	(82,743)	228,521
Other assets	23,253	(850)	(22,932)

Increase (decrease) in operating liabilities:
Payables to brokers and dealers and clearing organizations	2,989	(4,310)	29,171
Payables to customers	70,458	(100,015)	(6,737)
Customer drafts payable	(14,212)	12,469	(10,810)
Securities sold under agreements to repurchase	75,749	(271,245)	20,608
Securities sold, not yet purchased, at fair value	81,981	(92,544)	58,968
Derivative liabilities	250,987	82,743	(228,521)
Other liabilities	(225,951)	212,263	25,482

Net cash provided by (used in) operating activities	127,700	(41,442)	73,939

Investing activities
Purchases of furniture, equipment, and leasehold improvements	(6,356)	(17,675)	(11,061)

Net cash used in investing activities	(6,356)	(17,675)	(11,061)

Financing activities
Capital contribution from Parent	100,000	32	–
Net increase (decrease ) in short-term borrowings	(66,649)	95,069	(67,600)
Net increase (decrease) in due to affiliates	(35,222)	(46,948)	11,022

Net cash (used in) provided by financing activities	(1,871)	48,153	(56,578)

Net increase (decrease) in cash	119,473	(10,964)	6,300
Cash at beginning of year	36,642	47,606	41,306

Cash at end of year	$156,115	$36,642	$47,606

Income tax payments totaled $28,530 in 2011, $29,663 in 2010, and $13,183 in 2009.

Interest payments totaled $6,343 in 2011, $9,782 in 2010, and $13,418 in 2009.

See accompanying notes.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements

As of December 31, 2011 and 2010 and

For Each of the Three Years in the Period Ended December 31, 2011

1. Description of the Company and Basis of Presentation

The combined financial statements include the accounts of Morgan Keegan & Company, Inc. (Morgan Keegan); its subsidiary, MK Asset, Inc.; and its affiliate, MK Holding, Inc. and certain of its subsidiaries, namely Albrecht & Associates of Delaware, Inc.; Morgan Properties, LLC; Morgan Keegan Mortgage Company, Inc.; Morgan Keegan Financial Products, Inc.; Morgan Keegan Capital Services, LLC; Morgan Keegan Municipal Products, Inc.; Morgan Keegan Structured Products, Inc.; Morgan Keegan Fund Management, Inc.; Merchant Bankers, Inc.; and Morgan Keegan Investment Management, Inc. (together, the “Company”). The combined financial statements do not include the accounts of Morgan Asset Management, Inc. (MAM) and Athletic Resource Management, each a subsidiary of MK Holding, Inc.; however, the accounts of Former WT, Inc., a subsidiary of MAM, are included. All material intercompany balances and transactions have been eliminated.

Morgan Keegan is registered as a securities broker-dealer under the Securities Exchange Act of 1934 and is a wholly owned subsidiary of Regions Financial Corporation, Inc. (the Parent or Regions). Morgan Keegan is principally engaged in providing a broad range of investment services to its clients from 300 offices in 20 states, with a geographic area of concentration in the southeastern United States. These services include the underwriting, distribution, trading and brokerage of equity and debt securities, as well as the sale of mutual funds and other investment products. In addition, Morgan Keegan provides investment management services to its retail and institutional clients and trust services to its retail clients. Morgan Keegan is a member of the Financial Industry Regulatory Authority and a member of certain principal exchanges.

MK Asset, Inc. was incorporated on June 12, 2001, in the state of Delaware and is a wholly owned subsidiary of Morgan Keegan. MK Asset, Inc. holds title to all of Morgan Keegan’s intellectual property and is responsible for licensing and protecting all trademarks and trade names.

MK Holding, Inc. was incorporated on March 27, 2001, in the state of Alabama and is a wholly owned subsidiary of Regions. MK Holding, Inc. is a holding company for certain Morgan Keegan-affiliated entities.

Albrecht & Associates of Delaware, Inc. was incorporated on November 25, 1998, in the state of Delaware and is a wholly owned subsidiary of MK Holding, Inc. Albrecht & Associates of Delaware, Inc. is a Houston, Texas-based investment banking boutique specializing in the oil and gas industry.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

1. Description of the Company and Basis of Presentation (continued)

Morgan Properties, LLC was incorporated on May 13, 1996, in the state of Tennessee and is a wholly owned subsidiary of MK Holding, Inc. Morgan Properties, LLC was established to hold real estate, fixed assets, proprietary investments and venture capital investments.

Morgan Keegan Mortgage Company, Inc. (the Mortgage Company) was incorporated on March 28, 1984, in the state of Tennessee and is a wholly owned subsidiary of MK Holding, Inc. The Mortgage Company purchases fixed-rate and adjustable-rate residential real estate mortgage loans and loan portfolios from various financial institutions throughout the United States and sells them to other institutions on behalf of Morgan Keegan at no gain or loss to the Mortgage Company. These sales have been eliminated in combination.

Morgan Keegan Financial Products, Inc. (MKFP) was incorporated on April 11, 2005, in the state of Tennessee and is a wholly-owned subsidiary of MK Holding, Inc. MKFP enters into derivative transactions (primarily interest rate swaps) with customers of Morgan Keegan. For every derivative transaction entered into with a customer, MKFP is required to enter into a mirror transaction with a credit support provider, Deutsche Bank AG. Due to this “pass-through” structure, MKFP retains none of the credit or market risk of the derivative transactions; this risk lies with the credit support provider.

Morgan Keegan Capital Services, LLC (MKCS) was incorporated on April 8, 2009 in the state of Delaware and is a wholly owned subsidiary of MK Holding, Inc. MKCS is a special-purpose entity created to enter into derivatives transactions, including, but not limited to, interest rate swaps, options, and combinations of those instruments, primarily with financial institution and not-for-profit counterparties. The “pass-through” structure of the derivatives program is such that the financial obligations of MKCS are assigned or otherwise transferred to the credit support provider, The Bank of New York Mellon, in the event of default or termination of the derivative transaction.

Morgan Keegan Municipal Products, Inc. (MKMP) was incorporated on May 15, 1997, in the state of Tennessee and it is a wholly owned subsidiary of MK Holding, Inc. Morgan Keegan historically has maintained a note program as a service to its housing finance agency clients to capture and reserve tax-exempt volume allocations for low-income housing. Some of the Notes purchased by Morgan Keegan are placed in trust where receipts evidencing beneficial interest in the notes are sold to investors. MKMP is the holder of Residual Trust Receipts, which entitles

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

1. Description of the Company and Basis of Presentation (continued)

Morgan Keegan to the surplus, if any, created by the trust. MKMP has also been used as a trust vehicle, including as trust sponsor for non-housing municipal bonds, such as variable-rate demand bonds.

Morgan Keegan Structured Products, Inc. (MKSP) was originally incorporated as Morgan Keegan Municipal Products II on December 11, 1997, in the State of Delaware and is a wholly owned subsidiary of MK Holding, Inc. MKSP is involved in various structured product offerings of Morgan Keegan.

Morgan Keegan Fund Management, Inc. (MKFM) was originally incorporated as Morgan Keegan Managed Futures, Inc. on November 21, 1988 in the state of Tennessee and is a wholly owned subsidiary of MK Holding, Inc. MKFM is a registered investment advisor and serves as the managing member of three funds of hedge funds and two hedge funds. As managing member, MKFM is responsible for the day-to-day administration of each Fund’s business and is primarily responsible for the determination and implementation of its investment strategy.

Merchant Bankers, Inc. (MBI) was incorporated on September 4, 1991 in the state of Tennessee and is a wholly owned subsidiary of MK Holding, Inc. MBI serves as the general partner for various private equity funds which invest in a diversified portfolio of private companies, providing capital to early stage and growth companies.

Morgan Keegan Investment Management, Inc. (MKIM) was originally incorporated as MK Realty, Inc. on June 7, 1996, in the state of Delaware and is a wholly owned subsidiary of MK Holding, Inc. MKIM is the general partner of several limited partnerships of private equity fund of funds. The limited partnerships invest substantially all of their assets with selected nonaffiliated private equity funds, all of which have an investment objective of achieving high annual returns from a portfolio of equity and debt investments.

Former WT, Inc., formerly known as WealthTrust, Inc., a provider of comprehensive wealth management services for clients with portfolios in excess of $500,000, was incorporated on June 24, 1997, in the state of Tennessee and is a wholly owned subsidiary of Morgan Asset Management, Inc. Assets of WealthTrust, Inc. were sold in 2006. In conjunction with the sale, operations ceased and the name was changed to Former WT, Inc.; however, an investment and note receivable related to the sale remain in this entity.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

2. Significant Accounting Policies

Reclassifications

Prior year derivative balances have been reclassified to conform to current year presentation.

Financial Assets and Liabilities

Substantially all of the Company’s financial assets and liabilities are carried at fair value or at amounts, which because of the short-term nature of financial instruments, approximate fair value. See Note 15 for discussion of determining fair value.

Cash and Cash Equivalents

The Company defines cash equivalents as all highly liquid investments with original maturities of less than ninety days which are not held for sale in the ordinary course of business. Cash and cash equivalents may include deposits with banks, certificates of deposit and money market mutual funds.

Securities Segregated for Regulatory Purposes

Morgan Keegan is subject to Rule 15c3-3 under the Securities Exchange Act of 1934, which requires Morgan Keegan to maintain cash or qualified securities in a segregated reserve account for the exclusive benefit of its clients. In accordance with Rule 15c3-3, Morgan Keegan has portions of its cash segregated for the exclusive benefit of clients at December 31, 2011 and 2010, in the amounts of $211.5 million and $153.9 million, respectively.

Receivables From and Payables to Brokers, Dealers, and Clearing Organizations

Amounts receivable from and payable to brokers, dealers and clearing organizations include amounts due on failed securities transactions, as well as securities loaned or borrowed transactions.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

2. Significant Accounting Policies (continued)

Securities Lending Activities

Securities borrowed and securities loaned transactions are generally reported as collateralized financings except where letters of credit or other securities are used as collateral. Securities borrowed transactions require Morgan Keegan to deposit cash, letters of credit, or other collateral with the lender. Securities loaned transactions require the borrower to deposit cash or other collateral with Morgan Keegan. Generally, this amount is in excess of the market value of securities loaned. Morgan Keegan monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded as necessary. Securities loaned and securities borrowed are included in receivables and payables from/to brokers, dealers and clearing organizations on the combined statements of financial condition, as applicable. Interest is accrued on securities borrowed and securities loaned transactions and is included in other assets or other liabilities on the combined statements of financial condition and the respective interest balances on the combined statements of operations.

Receivables from Customers

Receivables from customers include amounts arising from uncompleted transactions and from margin balances. Securities, which are owned by customers but held as collateral for receivables from customers, are not included in the combined financial statements.

Securities Purchased Under Agreements to Resell

Securities purchased under agreements to resell (reverse repurchase agreements) and securities sold under agreements to repurchase (repurchase agreements) generally are collateralized by U.S. Government and agency obligations and are carried at the amounts at which the securities will be subsequently resold or repurchased. Interest is accrued on repurchase or resale contract amounts and is included in other assets or other liabilities on the combined statement of financial condition and the respective interest balances on the combined statement of operations.

Financial Instruments

The Company measures certain financial assets and liabilities at fair value on a recurring basis, including cash equivalents; securities and investments owned; securities sold, not yet purchased; and derivatives. Other financial instruments are generally short-term in nature, and their carrying values approximate fair value.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

2. Significant Accounting Policies (continued)

The Company defines fair value as the price received to transfer an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses a hierarchy of valuation inputs to measure fair value which prioritizes the inputs into three broad levels:

Level 1:	where the valuation is based on quoted market prices for identical assets or liabilities traded in active markets (which include exchanges and over-the-counter markets with sufficient volume);

Level 2:

where the valuation is based on quoted market prices for similar instruments traded in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market; and

Level 3:

where the valuation is generated from model-based techniques that use significant assumptions not observable in the market, but observable based on Company-specific data. These unobservable assumptions reflect the Company’s own estimates for assumptions that market participants would use in pricing the asset or liability. Valuation techniques typically include option pricing models, discounted cash flow models and similar techniques, but may also include the use of market prices of assets or liabilities that are not directly comparable to the subject asset or liability.

Securities owned and securities sold, not yet purchased are recorded at fair value, and primarily consist of U.S. government obligations, state and municipal obligations, corporate bonds, banker’s acceptances, equity securities and other investments. The Company uses quoted market prices of identical assets on active exchanges, or Level 1 measurements. Where such quoted market prices are not available, the Company typically employs quoted market prices of similar instruments (including matrix pricing) and/or discounted cash flows to estimate a value of these securities, or Level 2 measurements. Level 2 discounted cash flow analyses are typically based on market interest rates, prepayment speeds and/or option adjusted spreads. Level 3 measurements include discounted cash flow analyses based on assumptions that are not readily observable in the market place. Such assumptions include projections of future cash flows, including loss assumptions, and discount rates. The categories of securities include the following:

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

2. Significant Accounting Policies (continued)

•

U.S. government obligations are valued based on quoted market prices of identical assets on active exchanges (Level 1 measurements as described above) and also using data from third-party pricing services for similar securities as applicable. Pricing from these third-party services is generally based on quoted market prices of similar instruments (including matrix pricing); these valuations are Level 2 measurements. Where such comparable data is not available, the Company develops valuations based on assumptions that are not readily observable in the market place; these valuations are Level 3 measurements.

•

State and municipal obligations are generally based on data from third party pricing services for similar securities (Level 2 measurements as described above). Where such comparable data is not available, the Company develops valuations based on assumptions that are not readily observable in the market place; these valuations are Level 3 measurements. For example, auction-rate securities fall into this category. For these instruments, internal pricing models assume converting the securities into fixed-rate debt securities with similar credit ratings and maturity dates based on management’s estimates of the term of the securities. Assumed terms generally fall within a range of one to four years.

•	Corporate bonds, banker’s acceptances and investments in private equity funds are valued based on Level 2 and 3 measurements, depending on pricing methodology selected.

•	Equity securities are valued based on quoted market prices of identical assets on active exchanges; these valuations are Level 1 measurements.

To validate pricing related to investment securities held in the trading account assets and liabilities portfolios, pricing received from third-party pricing services is compared to available market data for reasonableness and/or pricing information from other third-party pricing services. Insignificant pricing adjustments may be made by traders to individual securities based upon the trader’s opinion of value. When such adjustments are made, the Company classifies the measurement as a Level 3 measurement.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

2. Significant Accounting Policies (continued)

MKFP records the value of each derivative transaction at fair value in either other assets or other liabilities in the combined statements of financial condition and in the operating section of the combined statements of cash flows as increases and decreases of other assets and other liabilities. The changes in fair value associated with each side of the mirror transactions will exactly offset each other. The fair values of the derivative assets and derivative liabilities are estimated using a model that captures data from independent pricing sources to project future cash flows, and fall within Level 2 of the Company’s hierarchy of valuation inputs to measure fair value. The cash flows are then discounted to derive an estimate of fair value.

Memberships in Exchanges

Morgan Keegan maintains memberships on various domestic exchanges. Exchange memberships owned by Morgan Keegan are carried at cost. Assessments of the potential impairment of carrying value are performed. There were no exchange membership impairments in 2011, 2010 or 2009.

Furniture, Equipment, and Leasehold Improvements

Furniture, equipment and leasehold improvements are carried at cost. Depreciation and amortization are provided on the straight-line basis over the estimated useful lives of furniture, equipment and leasehold improvements.

The Company evaluates the recoverability of its long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable and exceeds its fair value. When such an event occurs, the Company compares the sum of the undiscounted expected future cash flows of the asset (asset group) with the carrying amounts of the asset. If the undiscounted expected future cash flows are less than the carrying value of the assets, the Company measures the amount of impairment loss as the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment losses were recorded in 2011, 2010 or 2009.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

2. Significant Accounting Policies (continued)

Goodwill and Intangible Assets

The cost in excess of fair value of identifiable net assets of businesses acquired is recorded as goodwill. An analysis is performed at least annually to compare the fair value of the reporting units to the carrying amount to determine if any impairment exists. The Company performs its annual impairment assessment as of October 1 of each fiscal year, unless circumstances dictate an interim assessment is necessary. Goodwill was fully impaired in 2011.

Other identifiable intangible assets are recorded in other assets and are reviewed at least annually for events or circumstances that could impact the recoverability of the intangible asset. These events could include loss of customers or employees, increased competition or adverse changes in the economy. To the extent other identifiable intangible assets are deemed unrecoverable, impairment losses are recorded in other operating expense to reduce the carrying amount. No impairment losses were recorded in 2011, 2010 or 2009.

Securities Transactions

Proprietary securities transactions and related commission revenue and expense are recorded on a trade date basis. Customers’ securities transactions are recorded on a settlement date basis with related commissions and clearing expenses recorded on a trade date basis.

Securities

The Company holds certain securities which are classified as trading securities. Securities owned and securities sold, not yet purchased are carried at fair value and unrealized gains and losses are reflected in current period operations.

Investment Banking

Management fees on investment banking transactions and selling concessions are recorded on the trade date. Underwriting fees are generally recorded on the date the underwriting syndicate is closed. Investment management fees are recorded when the services to be performed are completed.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

2. Significant Accounting Policies (continued)

Transfers of Loans

As previously noted, the Mortgage Company purchases fixed-rate and adjustable-rate residential real estate mortgage loans and loan portfolios from various financial institutions throughout the United States and sells them to other institutions. Loans are sold servicing released, and with either no representations or warranties given to the buyer by the Mortgage Company or with representations and warranties given that are identical to those the Mortgage Company received from the seller. Commissions and other transaction-related income associated with the purchases and sales of loans are recognized by the Mortgage Company and then paid to Morgan Keegan, due to the role of Morgan Keegan’s employees in brokering the purchase and sale transactions. Loans held for sale are carried at the lower of aggregate cost or market value. Declines in market value below cost and any gains or losses on the sale of these assets are recognized in other revenues in the combined statements of operations. Market value is determined based on prevailing market prices for loans with similar characteristics or on sale contract prices. Deferred fees and costs related to these loans are not amortized but are recognized as part of the cost basis of the loan at the time it is sold. Mortgage loans are secured by real property. No loans were held at December 31, 2011 or 2010.

Derivative Instruments

Morgan Keegan does not use derivative instruments for trading or hedging purposes. MKFP enters into derivative transactions (primarily interest rate swaps) with customers of Morgan Keegan. For every derivative transaction entered into with a customer, MKFP is required to enter into a mirror transaction with a credit support provider, Deutsche Bank AG. Due to this “pass-through” structure, MKFP retains market risk and limited credit risk of the derivative transactions with customers; the majority of these risks lie with the credit support provider. MKFP records the revenue associated with each transaction as the present value of the expected revenue annuity over the life of the derivative. The present value of the annuity is recorded as revenue on the date of the transaction. During the years ended December 31, 2011, 2010 and 2009, MKFP recorded revenue from derivatives of $1.5 million, $2.4 million and $2.6 million, respectively.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

2. Significant Accounting Policies (continued)

MKFP records the value of each derivative transaction at fair value as either an asset or liability in the combined statements of financial condition and in the operating section of the combined statements of cash flows as increases and decreases of assets and liabilities. The changes in fair value associated with each side of the mirror transactions will exactly offset each other. The fair values of the derivatives are estimated using a model that captures data from independent pricing sources to project future cash flows. The cash flows are then discounted to derive an estimate of fair value.

Because the credit and market risk associated with the derivative transactions are assigned to the credit support provider, the only amount at risk to MKFP is the recorded value of the revenue annuity. Should an event of default occur on either side of a mirror transaction before the scheduled termination date of the underlying transaction, the present value of the remaining revenue annuity at the time of default would be subject to loss. The fair value of the revenue annuity at December 31, 2011 and 2010, was $10.8 million and $10.0 million, respectively. A group concentration of credit risk exists because the customers of MKFP are primarily not-for-profit entities such as governments, hospitals, and universities.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for expected future tax consequences. Under this method, deferred tax assets and liabilities are determined by applying the federal and state tax rates to the differences between financial statement carrying amounts and the corresponding tax bases of assets and liabilities. Deferred tax assets are also recorded for any tax attributes, such as tax credit carryforwards and net operating losses. Any effect of a change in federal and state tax rates on deferred tax assets and liabilities is recognized in income tax expense in the period that includes the enactment date. The Company reflects either the expected amount of income tax expense to be refunded or paid during the year within current income tax (benefit)/expense, as applicable.

The Company evaluates the realization of deferred tax assets based on all positive and negative evidence available at the balance sheet date. Realization of deferred tax assets is based on the Company’s judgments, including taxable income within any applicable carryback periods, future projected taxable income, reversal of taxable temporary differences and other tax-planning strategies to maximize realization of the deferred tax assets. A valuation allowance is recorded for any deferred tax assets that are not more-likely-than-not to be realized.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

2. Significant Accounting Policies (continued)

Income tax benefits generated from uncertain tax positions are accounted for using the recognition and cumulative-probability measurement thresholds. Based on the technical merits, if a tax benefit is not more-likely-than-not of being sustained upon examination, the Company records a liability for the recognized income tax benefit. If a tax benefit is more-likely-than-not of being sustained based on the technical merits, the Company utilizes the cumulative probability measurement and records an income tax benefit equivalent to the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with a taxing authority. The Company recognizes interest expense, interest income and penalties related to unrecognized tax benefits within current income tax expense.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes.

Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from those estimates.

Recently Adopted Application of Accounting Standards

In July 2010, the FASB issued Accounting Standards Update No. 2010-20, Receivables (Topic 310), related to disclosures about the credit quality of financing receivables and the allowance for credit losses. The amended guidance applies to all financing receivables except for short-term trade receivables and receivables measured at either fair value or the lower of cost or fair value. The objective of the amendment is disclosure of information that enables financial statement users to understand the nature of inherent credit risks, the entity’s method of analysis and assessment of credit risk in estimating the allowance for credit losses, and the reasons for changes in both the receivables and allowances when examining a creditor’s portfolio of financing receivables and its allowance for losses. The Company adopted this guidance as of December 31, 2011, for the disclosures related to end of period financial reporting. The adoption of this guidance did not have a material impact to the combined financial statements.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

2. Significant Accounting Policies (continued)

In December 2010, the FASB issued Accounting Standards Update No. 2010-28, Intangibles – Goodwill and Other. ASU 2010-28 describes the considerations entity’s must give regarding whether it is more likely than not that goodwill impairment exists for each reporting unit with a zero or negative carrying amount. As a result, an entity can no longer assert that a reporting unit is not required to perform the second step of the goodwill impairment test because the carrying amount of the reporting unit is zero or negative, despite the existence of the qualitative factors that indicate goodwill is more likely than not impaired. The Company adopted the guidance in ASU 2010-28 on January 1, 2011. The adoption of the guidance did not have a material impact to the combined financial statements.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which amends ASC Topic 820, Fair Value Measurement. The purpose of ASU 2011-04 is to clarify the intent about the application of existing fair value measurement and disclosure requirements and to change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. We do not expect the provisions of ASU 2011-04 to have a material impact to our consolidated financial statements. This update will be effective for the Company on January 1, 2012, and the adoption of the guidance is not expected to have a material impact to the combined financial statements.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which amends ASC Topic 220, Comprehensive Income. The objective of ASU 2011-05 is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. The update will require entities to present items of net income, items of other comprehensive income and total comprehensive income in one continuous statement or two separate consecutive statements, and entities will no longer be allowed to present items of other comprehensive income in the statement of stockholders’ equity. Reclassification adjustments between other comprehensive income and net income will be presented separately on the face of the financial statements. This update will be effective for the Company on January 1, 2012, and the adoption of the guidance is not expected to have a material impact to the combined financial statements.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

2. Significant Accounting Policies (continued)

In August 2011, the FASB issued ASU 2011-08, Intangibles — Goodwill and Other, which amends ASC Topic 350, Intangibles — Goodwill and Other. The purpose of ASU 2011-08 is to simplify how an entity tests goodwill for impairment. Entities will assess qualitative factors to determine whether it is more likely than not that a reporting unit’s fair value is less than its carrying value. In instances where the fair value is determined to be less than the carrying value, entities will perform the two-step quantitative goodwill impairment test. This update will be effective for the Company on January 1, 2012, and the adoption of the guidance is not expected to have a material impact to the combined financial statements.

3. Short-Term Borrowings

The Company had total lines of credit with other financial institutions of $585 million and $640 million at December 31, 2011 and 2010, respectively, with expirations prior to December 31, 2012 and 2011, respectively, under which $65 million could be borrowed on an unsecured basis. Outstanding balances against these lines of credit totaled $28.4 million and $95.1 million at December 31, 2011 and 2010, respectively. There were no compensating balances associated with these lines of credit. Secured amounts are collateralized by securities held in safekeeping at the respective financial institution. The lines bear interest at rates linked to the federal funds rate. The weighted average rates for the years ended December 31, 2011, 2010, and 2009, were 2.59%, 3.40%, and 3.06%, respectively.

4. Liabilities Subordinated to Claims of General Creditors

There were no liabilities subordinated to claims of general creditors at December 31, 2011 or 2010, or during the each of the three years in the period ended December 31, 2011.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

5. Securities and Deposits with Clearing Organizations and Others

Securities owned for trading and other purposes consist of the following, at fair value:

	December 31
	2011	2010

	(In Thousands)

U.S. government obligations	$418,459	$214,492
Corporate bonds	17,610	46,471
Equity securities	181,084	173,062
State and municipal obligations	240,209	356,735
Banker’s acceptances	1,598	9,511
Investments in private equity funds	5,562	11,977

	$864,522	$812,248

At December 31, 2011 and 2010, the Company had pledged $82.9 million and $69.7 million, respectively, in customer-owned securities to cover customer margin requirements with a clearing organization.

State and municipal obligations include an issue with a par value of $12.7 million, which is recorded at an estimated fair value of $3.7 million and $3.9 million at December 31, 2011 and 2010, respectively, as determined by management of the Company, which is the amount expected to ultimately be recovered from the bonds. No interest income is being recorded on these bonds.

At December 31, 2011 and 2010, deposits with clearing organizations and others consist of cash of $65.3 million and $21.3 million, respectively, and securities with a total fair value of $12.1 million and $12.1 million, respectively.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

5. Securities and Deposits with Clearing Organizations and Others (continued)

Securities segregated for regulatory purposes consist of U.S. government obligations with a total fair value of $211.5 million and $153.9 million at December 31, 2011 and 2010, respectively. These securities were on deposit in a special reserve bank account on the dates indicated to satisfy the Company’s reserve requirement under Rule 15c3-3 of the Securities and Exchange Commission.

Securities sold, not yet purchased consist of the following, at fair value:

	December 31
	2011	2010

	(In Thousands)

U.S. government obligations	$234,255	$146,844
Corporate bonds	15,693	22,840
Equity securities	1,249	144
State and municipal obligations	2,000	–
Banker’s acceptances	2,433	3,820

	$255,630	$173,648

Securities sold, not yet purchased represent obligations of the Company to deliver the specified security at the contracted price and thereby create a liability to purchase the security in the market at prevailing prices. Accordingly, these transactions result in off-balance sheet risk, as the Company’s ultimate obligation to satisfy the sale of securities sold, not yet purchased may exceed the amount reflected in the combined statements of financial condition.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

6. Receivables from Brokers, Dealers, and Clearing Organizations

Accounts with brokers, dealers and clearing organizations consist of the following:

	December 31
	2011	2010

	(In Thousands)
Receivables:
Securities failed to deliver	$139,581	$234,789
Due from clearing organizations	2,959	33
Securities borrowed	22,811	23,122
Other	13,540	13,540

	$178,891	$271,484

Payables:
Securities failed to receive	$40,195	$38,500
Due to clearing organizations	156	1,118
Securities loaned	7,658	5,401

	$48,009	$45,019

7. Leases

The Company leases office space, furniture and equipment under noncancelable leases expiring through 2020, with options to renew certain of the leases for up to an additional five years. Some of the office space leases contain escalation provisions. Total rental expense for the years ended December 31, 2011, 2010, and 2009, was $31.0 million, $32.6 million, and $30.6 million, respectively. Included in these totals are payments to related parties of $5.7 million, $3.5 million, and $5.9 million, respectively.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

7. Leases (continued)

Aggregate future annual minimum rental commitments for the years ending December 31 are as follows (in thousands):

2012	$23,082
2013	22,448
2014	20,197
2015	18,747
2016	14,113
Thereafter	35,580

$134,167

Future minimum rental commitments to related parties included in the amounts above total $8.2 million.

8. Legal Contingencies

Regions and the Company have been named in class-action lawsuits filed in federal and state courts on behalf of investors who purchased shares of certain mutual funds in the Regions Morgan Keegan Fund complex (the Funds) and shareholders of Regions. The Funds were formerly managed by MAM. The complaints contain various allegations, including claims that the Funds and the defendants misrepresented or failed to disclose material facts relating to the activities of the Funds. No class has been certified and, at this stage of the lawsuits, the Company cannot determine the probability of a material adverse result or reasonably estimate a range of potential exposures, if any. However, it is possible that an adverse resolution of these matters may be material to the Company’s combined financial position or results of operations.

Certain of the shareholders in the Funds and other interested parties have entered into arbitration proceedings and individual civil claims, in lieu of participating in the class action lawsuits. Although it is not possible to predict the ultimate resolution or financial liability with respect to these contingencies, management currently believes that the outcome of these proceedings will not have a material effect on the Company’s combined financial position or results of operations.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

8. Legal Contingencies (continued)

On April 7, 2010, Morgan Keegan, MAM and two employees were charged by the U.S. Securities and Exchange Commission (SEC) for allegedly failing to establish and maintain adequate procedures for the pricing of portfolio securities for the Funds, publishing inaccurate net asset values for the Funds and intentionally manipulating the prices of the Funds’ portfolio securities. At the same time, four states, Alabama, Kentucky, Mississippi and South Carolina, instituted administrative charges against Morgan Keegan, MAM and four employees alleging sales practice violations in the marketing and sale of the Funds. Additionally, FINRA instituted administrative proceedings regarding sales literature related to the Funds. On June 22, 2011, Morgan Keegan, MAM and two employees settled all charges related to the Funds. The settlement called for a payment of $210 million, the vast majority of which was to be paid into a Fair Fund for the benefit of investors. Based on management’s evaluation of the related underlying activities and responsibilities outlined in the settlement in 2011, Morgan Keegan paid $35 million, MK Holding, Inc. paid $100 million and MAM, the accounts of which are not included in the combined financial statements, paid $75 million on July 7, 2011. Amounts paid by Morgan Keegan and MK Holding, Inc. were fully reserved for at December 31, 2010, and the related expense was charged to other operating expenses in the year ended December 31, 2010.

In March 2009, Morgan Keegan received a Wells Notice from the SEC’s Atlanta Regional Office related to auction rate securities (ARS) indicating that the SEC staff intended to recommend that the Commission take civil action against the firm. On July 21, 2009, the SEC filed a complaint in United States District Court for the Northern District of Georgia against Morgan Keegan alleging violations of the federal securities laws in connection with ARS that Morgan Keegan underwrote, marketed and sold. On June 28, 2011, the Court granted Morgan Keegan’s Motion for Summary Judgment, dismissing the case brought by the SEC. The SEC has appealed the dismissal to the U.S. Court of Appeals. Beginning in February 2009, Morgan Keegan commenced a voluntary program to repurchase ARS that it underwrote and sold to the firm’s customers, and extended that repurchase program on October 1, 2009, to include certain ARS that were sold by Morgan Keegan to its customers but were underwritten by other firms.

As of December 31, 2011, customers of Morgan Keegan owned approximately $675 thousand in ARS at par value and Morgan Keegan held approximately $135.1 million of ARS at fair value on its balance sheet. On July 21, 2009, the Alabama Securities Commission issued a “Show Cause” order to Morgan Keegan arising out of the ARS matter that is the subject of the SEC complaint described above. The order requires Morgan Keegan to show cause why its registration as a

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

8. Legal Contingencies (continued)

broker-dealer should not be suspended or revoked in the State of Alabama and also why it should not be subject to disgorgement, repurchasing all ARS sold to Alabama residents and payment of costs and penalties. Although it is not possible to predict the ultimate resolution or financial liability with respect to the ARS matter, management currently believes that the outcome of this matter will not have a material effect on the Company’s business, combined financial position or results of operations.

The Company is also involved in other litigation arising in the normal course of business. In the opinion of management, after consultation with legal counsel, the ultimate resolution of such litigation will not have a material adverse effect on the Company’s combined financial position or results of operations.

9. Income Taxes

The Company is included in the consolidated federal income tax return of the Parent. The Parent allocates federal income taxes on a separate return basis. The Company, generally, files separate state and local income tax returns but, where applicable, is included in a combined state income tax return with the Parent and certain other subsidiaries of the Parent. If included in a combined return, state and local taxes are calculated as if the Company filed a separate state income tax return.

Significant components of the provision for income taxes for the years ended December 31, 2011, 2010, and 2009, are as follows:

	December 31
	2011	2010	2009

	(In Thousands)
Federal:
Current	$(8,559)	$29,223	$2,326
Deferred	(3,525)	(9,135)	30,132

	(12,084)	20,088	32,458
State:
Current	2,897	7,191	(683)
Deferred	(240)	(621)	2,049

	2,657	6,570	1,366

Income tax (benefit) expense	$(9,427)	$26,658	$33,824

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

9. Income Taxes (continued)

The reconciliation of income tax computed at the U.S. statutory tax rate to income tax expense is:

	Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009

	Amount	Percent	Amount	Percent	Amount	Percent

	(In Thousands)
Federal statutory rate applied to pretax earnings	$(157,577)	(35.0)%	$(17,274)	(35.0)%	$29,749	35.0%
State and local taxes, less federal income tax benefit	1,727	0.4	4,270	8.7	888	1.0
Nontaxable interest, less nondeductible interest expense	(1,932)	(0.4)	(1,817)	(3.7)	(1,630)	(1.9)
Non-deductible reserve	(23,844)	(5.3)	43,750	88.7	–	–
Non-deductible goodwill write-down	179,234	39.8	–	–	–	–
Decrease in liability for uncertain tax positions	(1,885)	(0.4)	–	–	–	–
Meals and entertainment	–	–	749	1.5	660	0.8
Other – net	(5,150)	(1.2)	(3,020)	(6.2)	4,157	4.9

	$(9,427)	(2.1%)	$26,658	54.0%	$33,824	39.8%

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

9. Income Taxes (continued)

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31
	2011	2010

	(In Thousands)
Deferred tax assets:
Deferred compensation	$44,606	$39,019
Litigation reserves	22,079	41,515
Intangibles	11,339	–
Other	9,650	4,029

Deferred tax asset	87,674	84,563

Deferred tax liabilities:
Depreciation and related items	2,614	4,730
Mark-to-market adjustment	3,456	1,592
Other	(97)	306

Deferred tax liability	5,973	6,628

Net deferred tax assets	$81,701	$77,935

Net deferred tax assets are included in other assets on the combined statements of financial condition. Management has evaluated the need for a valuation allowance for all or a portion of the deferred tax assets and concluded that no valuation allowance was necessary in 2011 or 2010.

Uncertain Tax Positions

The following table summarizes the activity related to the Company’s unrecognized tax benefits:

	December 31
	2011	2010

	(In Thousands)

Beginning balance	$1,885	$1,800
Increases	–	597
Decreases	(1,885)	(512)

Ending balance	$–	$1,885

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

9. Income Taxes (continued)

In 2011, the $1.9 million liability for uncertain tax positions was relieved as several issues related to the operations of the Company for open tax years were resolved.

During 2010, the Internal Revenue Service (IRS) completed the field examination of the Parent and issued Revenue Agent’s Report for the tax years 2007, 2008 and 2009. The Company was included in these reports, however, no adjustments were proposed that had a material impact on the Company’s business, financial position, results of operations or cash flows. The Parent has filed a protest with the IRS Appeals Division on adjustments that do not impact the Company, and it is anticipated that the matter will be concluded within the next 12 months. All federal tax years subsequent to the above years are open to examination.

With few exceptions, the Company is no longer subject to state and local income tax examinations for tax years before 2006. Currently, there are disputed tax positions taken in previously filed tax returns with certain states, including positions regarding intellectual property subsidiaries. The Company continues to evaluate these positions and intends to defend proposed adjustments made by these tax authorities.

10. Reverse Repurchase and Repurchase Agreements

Morgan Keegan enters into repurchase agreements with an obligation to repurchase the securities sold. These repurchase transactions are reflected as a liability in the combined statement of financial condition. Morgan Keegan also enters into reverse repurchase agreements. The amounts advanced under these agreements represent short-term loans and are reflected as a receivable in the combined statement of financial condition. Securities purchased under agreements to resell are held in safekeeping in Morgan Keegan’s name. Should the market value of the underlying securities decrease below the amount recorded, the counterparty is required to place an equivalent amount of additional securities in safekeeping in the name of Morgan Keegan. Government securities segregated in a special reserve bank account for the benefit of customers under rule 15c3-3 of the Securities and Exchange Commission represents securities purchased under an agreement to resell of $211.5 million and $153.9 million at December 31, 2011 and 2010, respectively.

Morgan Keegan minimizes credit risk associated with these activities by monitoring credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited or returned when deemed appropriate. Counterparties are principally primary dealers of U.S. government securities and financial institutions.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

11. Employee Benefit Plans

The Company makes discretionary contributions to its 401(k) defined contribution plan covering substantially all employees. Total expenses related to the 401(k) plan for the years ended December 31, 2011, 2010, and 2009, were $5.3 million, $5.2 million, and $2.1 million, respectively.

Morgan Keegan also makes discretionary restricted compensation awards, which vest and are amortized over the restriction period, generally five years. Total expenses related to these awards for the years ended December 31, 2011, 2010, and 2009, were $30.0 million, $30.0 million, and $29.3 million, respectively.

12. Goodwill and Intangible Assets

Morgan Keegan has determined that its reporting units for purposes of evaluating its goodwill for impairment include the Retail and Institutional reporting units. The Retail reporting unit primarily includes the income statement activity of the private client group. The Institutional reporting unit primarily includes the income statement activity of the investment banking, fixed income capital markets, and equity capital markets units. Activities not included in these reporting units are included in Other, which consists of primarily support activities of the Retail and Institutional reporting units, the income statements of which include support charges for the Other’s support activities. One-time gains and losses are included in Other, as these items do not represent the core activities of the Retail and/or Institutional reporting units.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

12. Goodwill and Intangible Assets (continued)

In connection with the preparation of the combined financial statements, Morgan Keegan has allocated its goodwill to the Retail and Institutional reporting units as of January 1, 2009. The following details the allocation and rollforward of goodwill to the Retail and Institutional reporting units for each income statement period presented:

	Retail	Institutional	Total

	(In Thousands)

January 1, 2009	$260,178	$279,430	$539,608
Additions	–	5,000	5,000

December 31, 2009	$260,178	$284,430	$544,608
Additions	–	–	–

December 31, 2010	260,178	284,430	544,608
Additions	–	–	–
Impairment	(260,178)	(284,430)	(544,608)

December 31, 2011	$–	$–	$–

A test of goodwill for impairment consists of two steps. In Step One, the fair value of the reporting unit is compared to its carrying amount. To the extent that the fair value of the reporting unit exceeds the carrying value, impairment is not indicated and no further testing is required. Conversely, if the fair value of the reporting unit is below its carrying amount, Step Two must be performed. Step Two consists of determining the implied fair value of goodwill, which is the net difference between the after-tax valuation adjustments of assets and liabilities and the valuation adjustment to equity (from Step One) of the reporting unit. Adverse changes in the economic environment, industry conditions, company-specific events, declining operations of the reporting unit, or other factors could result in a decline in the estimated implied fair value of goodwill. If the estimated implied fair value is less than the carrying amount, a loss would be recognized to reduce the carrying amount to the estimated implied fair value.

The results of Morgan Keegan’s assessment of goodwill for impairment for the years 2010 and 2009 indicated no impairment based on step 1 procedures performed as described above. Accordingly, Step Two was not performed for those periods. However, in the fourth quarter of 2011, Morgan Keegan received information reflecting updated valuations for the Companies’ reporting units, which required Step Two of the goodwill impairment test.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

12. Goodwill and Intangible Assets (continued)

Based on the estimated fair value of equity derived in Step One of the goodwill impairment test and the estimated fair values of the assets and liabilities in Step Two (the most significant of which were unrecognized customer-based intangible assets), the Companies recorded an impairment charge of all of its goodwill as of December 31, 2011.

Intangible assets, which are included in other assets on the combined statements of financial condition, consist of the following:

	December 31
	2011	2010

	(In Thousands)

Customer lists	$22,416	$22,416
Employment contracts	11,782	16,132

Total amortizable intangible assets	34,198	38,548
Less: accumulated amortization	26,301	27,166

Net amortizable intangible assets	$7,897	$11,382

Total amortization expense related to these assets for the years ended December 31, 2011, 2010 and 2009, was $3.6 million, $6.3 million, and $8.2 million, respectively. Estimated aggregate amortization expense for each of the succeeding five fiscal years is as follows (in thousands):

Year Ending:
2012	$1,086
2013	1,086
2014	819
2015	819
2016	819

13. Regulatory Requirements

As a registered broker-dealer, Morgan Keegan is subject to the Securities and Exchange Commission’s (SEC) uniform net capital rule (Rule 15c3-1). Morgan Keegan computes its net capital requirements under the alternate method of the rule, which prohibits a broker-dealer from engaging in any securities transactions when its net capital, as defined, is less than 2% of its

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

13. Regulatory Requirements (continued)

aggregate debit balances arising from customer transactions. The SEC may also require a member to reduce its business and restrict withdrawal of capital if its net capital is less than 4% of aggregate debit balances, and may prohibit a member firm from expanding its business and declaring cash dividends if its net capital is less than 5% of aggregate debit balances.

At December 31, 2011 and 2010, Morgan Keegan had net capital of $550.9 million and $453.6 million, respectively, which was 142% and 101%, respectively, of its aggregate debit balances and $543.0 million and $444.6 million, respectively, in excess of the 2% net capital requirement.

The Mortgage Company is regulated by the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal National Mortgage Association (Fannie Mae). The Mortgage Company is currently required by Freddie Mac and Fannie Mae regulations to maintain a minimum net worth of $2 million and $2.5 million, respectively. At December 31, 2011, the Mortgage Company’s net worth, as defined, was $1.2 million in excess of the Freddie Mac requirement and $704 thousand in excess of the Fannie Mae requirement. At December 31, 2010, the Mortgage Company was required by Freddie Mac and Fannie Mae regulations to maintain a minimum net worth of $250 thousand and $2.5 million, respectively. At December 31, 2010, the Mortgage Company’s net worth, as defined, was $3.0 million in excess of the Freddie Mac requirement and $746 thousand in excess of the Fannie Mae requirement.

14. Related-Party Transactions

At December 31, 2010, the Company had an unsecured line of credit of $50 million and a secured line of credit of $175 million with Regions Bank, an affiliate, with no outstanding balance at the year then ended. There were no compensating balances associated with these lines of credit; however, they have since expired. The lines bore interest at the federal funds rate plus 50 basis points. During the year ended December 31, 2011, the line of credit with Regions Bank was terminated.

Amount due to affiliate at December 31, 2011 is $21.3 million payable to the Parent for payroll expenditures, which arose in the normal course of business. Amount due to affiliate at December 31, 2010, represents approximately $59.5 million payable to the Parent, of which $35.0 million at December 31, 2010 represented a note payable to the Parent by MK Holding, Inc. The note payable to the Parent was repaid in full in June 2011. This note previously bore

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

14. Related-Party Transactions (continued)

interest at a rate equivalent to the one-month London Interbank Offered Rate (LIBOR). Interest expense paid to the Parent during the years ended December 31, 2011, 2010, and 2009, was approximately $700 thousand, $2.5 million, and $3.3 million, respectively. These balances arose in the normal course of business.

At December 31, 2011 and 2010, the Company had approximately $28.7 million and $34.0 million, respectively, on deposit with the Parent, which is included in cash on the combined statements of financial condition. Morgan Keegan also receives income from the Parent related to money fund balances and other fees. At December 31, 2011, 2010, and 2009, Morgan Keegan had received approximately $18.0 million, $17.1 million, and $22.0 million, respectively, of fee income from the Parent. The majority of this income is included in Investment Management Fees on the combined statement of operations.

The Parent allocates a percentage of its general and administrative expenses to Morgan Keegan monthly based on the amount of support provided by the Parent to Morgan Keegan. For the years ended December 31, 2011, 2010, and 2009, the amount of general and administrative costs allocated by the Parent to Morgan Keegan were $3.5 million, $3.2 million, and $3.2 million, respectively. Management believes these amounts represent a market rate for the services provided through this allocation process.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

15. Fair Value of Financial Instruments

The following table presents financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2011:

	Level 1	Level 2	Level 3	Fair Value

	(In Thousands)
Assets
Securities segregated for regulatory purposes
U.S. government obligations*	$–	$211,500	$–	$211,500

Total securities segregated for regulatory purposes	$–	$211,500	$–	$211,500

Securities owned
U.S. government obligations*	$–	$367,861	$50,598	$418,459
Corporate bonds	–	17,610	–	17,610
Equity securities	181,084	–	–	181,084
State and municipal obligations	–	101,457	138,752	240,209
Banker’s acceptances	–	–	1,598	1,598
Investments in private equity funds	–	–	5,562	5,562

Total securities owned	$181,084	$486,928	$196,510	$864,522

Liabilities
Securities sold, not yet purchased
U.S. government obligations*	$–	$229,732	$4,523	$234,255
Corporate bonds	–	15,693	–	15,693
Equity securities	1,249	–	–	1,249
State and municipal obligations	–	2,000	–	2,000
Banker’s acceptances	–	–	2,433	2,433

Total securities sold, not yet purchased	$1,249	$247,425	$6,956	$255,630

* U.S. government obligations include mortgage-backed securities issued by government sponsored institutions such as FNMA, FHLMC and GNMA.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

15. Fair Value of Financial Instruments (continued)

The following table presents financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2010:

	Level 1	Level 2	Level 3	Fair Value

	(In Thousands)
Assets
Securities segregated for regulatory purposes
U.S. government obligations*	$153,900	$–	$–	$153,900

Total securities segregated for regulatory purposes	$153,900	$–	$–	$153,900

Securities owned
U.S. government obligations*	$–	$160,504	$53,988	$214,492
Corporate bonds	–	46,471	–	46,471
Equity securities	173,062	–	–	173,062
State and municipal obligations	–	191,891	164,844	356,735
Banker’s acceptances	–	–	9,511	9,511
Investments in private equity funds	$–	$–	$11,977	$11,977

Total securities owned	$173,062	$398,866	$240,320	$812,248

Liabilities
Securities sold, not yet purchased
U.S. government obligations*	$–	$141,285	$5,559	$146,844
Corporate bonds	–	22,840	–	22,840
Equity securities	144	–	–	144
Banker’s acceptances	–	–	3,820	3,820

Total securities sold, not yet purchased	$144	$164,125	$9,379	$173,648

* U.S. government obligations include mortgage-backed securities issued by government sponsored institutions such as FNMA, FHLMC and GNMA.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

15. Fair Value of Financial Instruments (continued)

Assets and liabilities in all levels could result in volatile and material price fluctuations. Realized and unrealized gains and losses on Level 3 assets represent only a portion of the risk to market fluctuations in the Company’s balance sheet.

Transfers Within the Fair Value Hierarchy

The Company assesses its financial instruments on a quarterly basis to determine the appropriate classification within the fair value hierarchy. Transfers between fair value classifications occur when there are changes in pricing observability levels. Transfers of financial instruments among the levels are deemed to occur at the beginning of the reporting period. There were no transfers between Level 1 and Level 2 classified instruments during the years ended December 31, 2011 and 2010. The following series of tables summarize the changes in fair value associated with Level 3 financial instruments during the years ended December 31, 2011, 2010, and 2009.

The following tables illustrate a rollforward for all assets and (liabilities) measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2011 and 2010:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3 Measurements Only)

	Securities Owned	Securities Sold, Not Yet Purchased

	(In Thousands)

Beginning balance, January 1, 2011	$240,320	$(9,379)
Total gains (losses) realized and unrealized included in earnings	11,243	271
Purchases and issuances	9,459,408	55,474
Settlements	(9,514,890)	(53,322)
Transfers in and/or out of Level 3, net	429	–

Ending balance, December 31, 2011	$196,510	$(6,956)

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

15. Fair Value of Financial Instruments (continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3 Measurements Only)

	Securities Owned	Securities Sold, Not Yet Purchased

	(In Thousands)
Beginning balance, January 1, 2010	$233,804	$(992)
Total gains (losses) realized and unrealized included in earnings	23,614	136
Purchases and issuances	13,279,085	42,754
Settlements	(13,323,495)	(40,346)
Transfers in and/or out of Level 3, net	27,312	(10,931)

Ending balance, December 31, 2010	$240,320	$(9,379)

The following tables detail the presentation of both realized and unrealized gains and losses recorded in earnings for Level 3 assets and liabilities for the years ended December 31, 2011, 2010, and 2009:

	Total Gains and Losses (Level 3 Measurements Only)

	Securities Owned	Securities Sold, Not Yet Purchased

	(In Thousands)
Classifications of gains/(losses) both realized and unrealized included in earnings for the period:
Principal transactions	$11,243	$271

Total realized and unrealized gains/(losses) at December 31, 2011	$11,243	$271

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

15. Fair Value of Financial Instruments (continued)

	Total Gains and Losses (Level 3 Measurements Only)

	Securities Owned	Securities Sold, Not Yet Purchased

	(In Thousands)
Classifications of gains (losses) both realized and unrealized included in earnings for the period:
Principal transactions	$23,614	$136

Total realized and unrealized gains (losses) at December 31, 2010	$23,614	$136

	Total Gains and Losses (Level 3 Measurements Only)

	Securities Owned	Securities Sold, Not Yet Purchased

	(In Thousands)
Classifications of gains (losses) both realized and unrealized included in earnings for the period:
Principal transactions	$(8,052)	$(921)

Total realized and unrealized gains (losses) at December 31, 2009	$(8,052)	$(921)

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

15. Fair Value of Financial Instruments (continued)

The following tables detail the presentation of only unrealized gains and losses recorded in earnings for Level 3 assets and liabilities for the years ended December 31, 2011, 2010, and 2009:

	Securities Owned	Securities Sold, Not Yet Purchased

	(In Thousands)
The amount of total gains and losses for the period included in earnings, attributable to the change in unrealized gains (losses) relating to assets and liabilities still held at December 31, 2011:
Principal transactions	$(112)	$(25)

Total unrealized gains (losses) at December 31, 2011	$(112)	$(25)

	Securities Owned	Securities Sold, Not Yet Purchased

	(In Thousands)
The amount of total gains and losses for the period included in earnings, attributable to the change in unrealized gains (losses) relating to assets and liabilities still held at December 31, 2010:
Principal transactions	$(439)	$29

Total unrealized gains (losses) at December 31, 2010	$(439)	$29

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

15. Fair Value of Financial Instruments (continued)

	Securities Owned	Securities Sold, Not Yet Purchased

	(In Thousands)
The amount of total gains and losses for the period included in earnings, attributable to the change in unrealized gains (losses) relating to assets and liabilities still held at December 31, 2009:
Principal transactions	$39	$(1)

Total unrealized gains (losses) at December 31, 2009	$39	$(1)

The following table shows the fair value of derivative assets and liabilities recorded on the books which fall within Level 2 of the Company’s hierarchy of valuation inputs to measure fair value. There have been no transfers in or out of Level 2.

	December 31
	2011	2010

	(In Thousands)

Interest rate swap assets	$487,829	$236,041
Interest rate swap liabilities	(477,005)	(226,018)

Net Exposure	$10,824	$10,023

16. Financial Instruments With Off-Balance Sheet Risk and Credit Risk

Financial instruments recorded at fair value on the Company’s combined statements of financial condition include securities owned and sold, not yet purchased. Other financial instruments are recorded by Morgan Keegan at contract amounts and include receivables from and payables to brokers, dealers, and clearing organizations, securities purchased under agreements to resell, securities sold under agreements to repurchase, and receivables from and payables to affiliates and customers. Financial instruments carried at contract amounts which approximate fair value, either have short-term maturities (one year or less), are repriced frequently, or bear market interest rates and, accordingly, are carried at amounts approximating fair value.

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

16. Financial Instruments With Off-Balance Sheet Risk and Credit Risk (continued)

Morgan Keegan’s activities involve the execution, settlement and financing of various securities transactions, including customer transactions. Customer activities are transacted on either a cash or margin basis. In margin transactions, Morgan Keegan extends credit to the customer, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customer’s account. Such transactions may expose Morgan Keegan to off-balance sheet risk in the event that margin requirements are not sufficient to fully cover losses that customers incur.

Morgan Keegan, as a part of its normal brokerage activities, assumes short positions on securities. The establishment of short positions exposes Morgan Keegan to off-balance sheet risk in the event prices increase, as Morgan Keegan may be obligated to cover such positions at a loss. Morgan Keegan manages its exposure to these instruments by entering into offsetting or other positions in a variety of financial instruments.

As a securities broker-dealer, a substantial portion of Morgan Keegan’s transactions are collateralized. Morgan Keegan’s exposure to credit risk associated with nonperformance in fulfilling contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets which may impair the customer’s or contra party’s ability to satisfy their obligations to Morgan Keegan. Where considered necessary, Morgan Keegan requires a deposit of additional collateral, or a reduction of securities positions.

If another party to the transaction fails to perform as agreed (such as failure to deliver a security or failure to pay for a security), Morgan Keegan may incur a loss if the market value of the security is different from the contract amount of the transaction.

Morgan Keegan maintains cash deposits in various financial institutions, several of which include amounts in excess of amounts insured by the Federal Deposit Insurance Corporation.

In the normal course of business, Morgan Keegan enters into underwriting and forward and future commitments. At December 31, 2011 and 2010, the contract amount of future contracts to purchase and sell municipal securities was approximately $305 thousand and $5 million, respectively. Morgan Keegan typically settles its position by entering into equal but opposite contracts and, as such, the contract amounts do not necessarily represent future cash requirements. Settlement of the transactions relating to such commitments is not expected to have a material effect on Morgan Keegan’s financial position. Transactions involving future

Morgan Keegan & Company, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

16. Financial Instruments With Off-Balance Sheet Risk and Credit Risk (continued)

settlement give rise to market risk, which represents the potential loss that can be caused by a change in the market value of a particular financial instrument. Morgan Keegan’s exposure to market risk is determined by a number of factors, including the size, composition and diversification of positions held, the absolute and relative levels of interest rates, and market volatility.

Additionally, in the normal course of business, Morgan Keegan enters into transactions for delayed delivery, to-be-announced (TBA) securities which are recorded on the combined statements of financial condition at fair value. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from unfavorable changes in interest rates or the market values of the securities underlying the instruments. The credit risk associated with these contracts is typically limited to the cost of replacing all contracts on which Morgan Keegan has recorded an unrealized gain. For exchange-traded contracts, the clearing organization acts as the counterparty to specific transactions and, therefore, bears the risk of delivery to and from counterparties.

While MKFP regularly participates in the trading of some derivative securities for Morgan Keegan’s customers, this trading is not a significant portion of the combined Company’s operations.

17. Subsequent Events

On January 11, 2012, Regions Financial Corporation entered into a definitive agreement to sell the Company to Raymond James Financial, Inc. for $930 million after the declaration of a $250 million dividend to Regions (subject to regulatory approval). The transaction closed on April 2, 2012. In lieu of the pre-close dividend, the purchase price was increased by $250 million, for total cash consideration of $1.2 billion.